Vantage Drilling Company Announces Order For Ultra-Deepwater Drillship

HOUSTON, TX -- (MARKET WIRE) - 05/10/2011 -- Vantage Drilling Company (the "Company") (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) today announced that it has entered into an agreement with Daewoo Shipbuilding and Marine Engineering Co., Ltd ("DSME") to construct an ultra-deepwater drillship further expanding the Company's ultra-deepwater drilling fleet. The Company plans to name the drillship Tungsten Explorer.

The agreement is a fixed price turnkey contract for the construction of the drillship with a scheduled delivery date of May 31, 2013. The cost of the Tungsten Explorer, including all project management, commissioning, spares, pre-delivery crew costs and inventory is estimated to be approximately $580 to $590 million. The Company has also obtained a fixed price option for the purchase of an additional drillship.

Tungsten Explorer will be constructed at DSME's shipyard in Okpo, Korea, and will be capable of operating in water depths up to 12,000 feet, with a total vertical drilling depth capacity of 40,000 feet. The hull design has a variable deck load of 20,000 tons and measures 781 feet long by 137 feet wide. The drillship will be equipped with the most technically advanced features in the drilling industry including DP3 dynamic positioning system, 1250 short ton hook load drilling package, a 9000 hp drawworks, as well as offline pipe handling and trip saver system. The drillship will have accommodations for 200 personnel.

Paul Bragg, the Company's Chairman and CEO, commented, "The addition of Tungsten Explorer to our fleet is an exciting development. While this will be our second Company-owned unit to be constructed at DSME, it will be our fifth drillship project undertaken there, inclusive of our three ongoing construction oversight projects. Our strong relationship with the DSME management has allowed us to achieve exceptional project terms - a) one of the lowest cost construction contracts of this kind, (b) one of the earliest deliveries of the recent order cycle - just 24 months away, and (c) one of the highest specification ultra-deepwater units yet to be built.

"We are also very pleased that payment terms provide for an initial down payment of just slightly over $100 million, with the balance of the contract price due at delivery in May 2013. We plan to debt finance the down payment in connection with our planned refinancing of some of our existing high cost debt.

"The addition of Tungsten Explorer to our fleet will add substantial additional earnings power to Vantage by the second half of 2013."

The Company, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. The Company's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. The Company also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, the Company is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those indicated or implied by such forward-looking statements as a result of various factors including the risks involved in the construction of a drilling unit and commencement of operations of the drilling unit following delivery. Additional risk factors can be found in the Company's annual report on Form 10-K, as amended, for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

For further information, contact:

Paul A. Bragg

Chairman and Chief Executive Officer

(281) 404-4700